EXHIBIT 99.1
Retail Ventures, Inc. Reports First Quarter Operating Results
Columbus, Ohio, June 7, 2006 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced its consolidated financial results for the first quarter ended April 29, 2006.
•	Net sales for the thirteen-week period ended April 29, 2006 increased 6.1% to $721.5 million from $680.0 million for the quarter ended April 30, 2005, a $41.5 million increase over the prior year’s thirteen-week period. The Company’s comparable store sales for the thirteen-week period ended April 29, 2006 increased 3.5% when compared to the same period last year.

•	The net loss for the quarter ended April 29, 2006 was $59.6 million, or $1.45 per share on a diluted basis, compared to a net loss of $11.5 million, or $0.32 per share on a diluted basis, for the quarter ended April 30, 2005. Included in net loss for the quarter ended April 29, 2006 was $59.4 million of non-cash expense representing the change in fair value of warrants issued by the Company to certain of its lenders.
Retail Ventures, Inc. is a leading off-price retailer operating, as of April 29, 2006, 113 Value City Department Stores in the Midwest, Mid-Atlantic and Southeastern United States, 26 Filene’s Basement stores located primarily in major metropolitan areas in the Northeast and Midwest and 204 better-branded DSW stores in major metropolitan areas throughout the country. DSW also supplies shoes, under supply arrangements, to 216 locations for other non-related retailers in the United States.
Webcast and Conference Call
To hear the Company’s live first quarter earnings conference call, log on to www.retailventuresinc.com at 4:15 p.m. ET on Wednesday, June 7, 2006. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-866-206-0173, followed by pin number 176336#. An audio replay of the conference call, as well as additional financial information, will also be available at www.retailventuresinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that could cause our future financial performance in fiscal 2006 and beyond to differ materially from those expressed or implied in any such forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the Company’s latest quarterly or annual report, as filed with the SEC. These risks and uncertainties include, without limitation: decline in demand for our merchandise, our ability to achieve our business plans, expected cash flow from operations, vendors and their factor relations, flow of merchandise, compliance with our credit agreements, our ability to strengthen our liquidity and increase our credit availability, the availability of desirable store locations on suitable terms, changes in consumer spending patterns, marketing strategies, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, seasonality of operations, changes in fuel and energy costs, changes in existing or potential duties, tariffs or quotas, paper and printing costs, the ability to hire and train associates, development of management information systems and other factors. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.
SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer — (614) 478-2208

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	April 29,	January 28,	April 30,
	2006	2006	2005
ASSETS
Cash and equivalents	$204,558	$138,731	$14,054
Accounts receivable, net	15,622	19,259	15,698
Receivables from related parties	497	437	694
Inventories	541,709	491,867	541,610
Prepaid expenses and other assets	24,289	26,814	20,644
Deferred income taxes	72,497	66,581	63,035

Total current assets	859,172	743,689	655,735

Property and equipment, net	261,442	269,126	277,732
Goodwill	25,899	25,899	25,899
Tradenames and other intangibles, net	38,156	39,217	42,399
Other assets and deferred income taxes	8,699	8,643	34,416

Total assets	$1,193,368	$1,086,574	$1,036,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$270,075	$221,444	$250,227
Accounts payable to related parties	4,730	4,901	4,817
Accrued expenses	172,926	161,357	152,288
Warrant liability	120,937	91,679	—
Current maturities of long-term obligations	638	623	604

Total current liabilities	569,306	480,004	407,936

Long-term obligations, net of current maturities	181,330	165,995	343,724
Other noncurrent liabilities and deferred income taxes	133,756	132,909	90,404
Minority interest	119,245	112,396	—
Shareholders’ equity	189,731	195,270	194,117

Total liabilities and shareholders’ equity	$1,193,368	$1,086,574	$1,036,181

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 29,	April 30,
	2006	2005
Net sales	$721,513	$680,045
Cost of sales	(430,888)	(411,653)

Gross profit	290,625	268,392
Selling, general and administrative expenses	(277,524)	(279,342)
License fees and other income	1,562	1,518
Change in fair value of warrants	(59,413)	—

Operating loss	(44,750)	(9,432)
Interest expense, net	(2,492)	(9,635)

Loss before income taxes and minority interest	(47,242)	(19,067)
(Provision) benefit for income taxes	(5,846)	7,608

Loss before minority interest	(53,088)	(11,459)
Minority interest	(6,464)	—

Net loss	$(59,552)	$(11,459)

Basic and diluted loss per share:	$(1.45)	$(0.32)

Shares used in per share calculations:
Basic	41,061	36,164
Diluted	41,061	36,164

Same store sales:
Value City Department Stores	2.5%	(7.9	) %
DSW	4.2	4.4
Filene’s Basement	4.6	2.0

Total	3.5%	(2.5	) %

Store count at end of period:
Value City Department Stores	113	114
DSW	204	177
Filene’s Basement	26	27

Total	343	318

SOURCE: Retail Ventures, Inc.